UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

LIPIDVIRO TECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49655	87-0678927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4720 Salisbury Road Jacksonville, FL 32256
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 904-493-6496

4685 S. Highland Drive, Suite #202 Salt Lake City, Utah 84117
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) to LipidViro Tech, Inc.’s (the “Company”) Current Report on Form 8-K , filed on May 5, 2014 (the “Original 8-K”) is being filed solely for the purpose of providing financial information for NAC Drive Systems, Inc. for the three months ended March 31, 2014 and 2013. Only Items 2.01 and 9.01 have been amended and restated in this Amendment.

In addition, the disclosures herein have been updated to reflect that our wholly-owned subsidiary NAC Harmonics Drive, Inc. changed its name to “NAC Drive Systems, Inc.” effective as of May 6, 2014.

Unless otherwise disclosed herein, the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the filing of the Original 8-K, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this Amendment. This Amendment should be read in conjunction with the Original 8-K and the Company’s filings made with the Commission subsequent to the Original 8-K, including any amendments to those filings.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Amendment (this “Report”) contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “seeks,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Such statements may include, but are not limited to, information related to: anticipated operating results; relationships with our customers; consumer demand; financial resources and condition; changes in revenues; cost of sales; selling, general and administrative expenses; interest expense; legal proceedings and claims.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this Report. You should read this Report and the documents that we reference and filed as exhibits to this Report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Reference is made to the disclosure set forth under Item 1.01 of this Report, which disclosure is incorporated herein by reference.

On April 29, 2014, we acquired NAC Drive Systems, Inc. pursuant to the Exchange Agreement. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this Report, on April 29, 2014, the Company acquired NAC Drive Systems, Inc. ("NAC") in a merger transaction. Item 2.01(f) of Form 8-K provides that if the registrant was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act, immediately before the reverse acquisition transaction, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act reflecting all classes of the registrant’s securities subject to the reporting requirements of Section 13 of the such Exchange Act upon consummation of the transaction.

Since we were a shell company immediately before the reverse acquisition transaction disclosed under Item 2.01, we are providing below the information that we would be required to disclose on Form 10 under the Exchange Act if we were to file such form. Please note that the information provided below relates to the combined enterprises after the acquisition of NAC, except that information relating to periods prior to the date of the reverse acquisition only relate to NAC unless otherwise specifically indicated.

Information in response to this Item 2.01 below is keyed to the items numbers of Form 10.

ITEM 1. BUSINESS

Business Overview

NAC Drive Systems, Inc. is a manufacturer and supplier of harmonic gearing technology, widely recognized as the premier gearing technology for precision motion control applications. The Company has its corporate headquarters in Jacksonville, FL, and manufacturing, warehousing and offices in Port Jervis, NY. NAC is a Delaware corporation.

Harmonics are critical drives to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, harmonic technology is widely used in motion control applications where precision, long-life, compactness, and reliability are important features.  We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated, semiconductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of harmonic technology will increase significantly into other industry segments over the next five years. To that end, we have filed for patent protection in the United States and internationally on the use of harmonic gearing in turbine applications for the renewable energy industry. We believe that the use of harmonics in wind turbines has the capability of being transformational to the industry as they can resolve technical/reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.).  Additionally, we plan to expand into the Health Care Market and have an intellectual property pipeline in this segment. These initiatives intersects with defense related initiatives as the U.S. military is eager to see more natural and capable prosthetic limbs developed for disabled veterans, and the NAC harmonic turbine technology may offer unique military solutions for lightweight, portable power generators.

Business Opportunity

Harmonic gearing technology ("HGT") is very unique, and in its most basic form includes a flexible gear, elliptical ball bearing, and rigid outer spline. This design offers several unique, advantageous properties that have made HGT nearly irreplaceable in many applications. The Company believes that there are very high barriers to entry in the market, including proprietary designs and engineering, company history, product validation, customer access, metallurgical processing, work holding and tooling, vendor access, and manufacturing know how, quality and testing know how.

Our prime competitor in this market is Harmonic Drive Systems, Inc., a Japanese corporation (“HDS”), which commands a substantial market share on harmonic gearing technology in many of the more mature industry segments.  We believe that our growth opportunity comes less from attacking HDS’ market share – and rather to build its own. We believe that the current “Made in the USA” drive in the Defense and Aerospace industries provides an ideal opportunity. We have also identified new industries whose development is ripe or ideal for the precision and engineering discipline of harmonic technology. Emerging new applications in the U.S. automotive industry, which is also focused on buy and build American, for cam shaft phasing, variable pitch steering, and electric vehicle steering increase the opportunity significantly.

There are several intersecting factors that we believe will work in its favor as it executes on its business plan. First, we have received requests and formal letters of intent from a variety of enterprises that are seeking out NAC as both a primary vendor and as an additional vendor to secure their supply chains and to eliminate reliance on a single source for their harmonic technology needs. The market for precision gearboxes is estimated to exceed 1.6 billion dollars in 2013 per Plant Engineering Magazine (source: IMS Research (owned by HIS)).  Capturing 5% of this market represents a revenue opportunity of $80,000,000 annually. Second, as miniaturization in new industry segments, including health care, becomes the norm, companies are looking to new manufacturers and suppliers to provide them with new, miniaturized product to include in their applications, machinery and appliances.

Our Corporate History and Background

NAC Drive Systems, Inc. (formerly NAC Harmonic Drive, Inc.) was formed in 2007; with a lineage dating to 1968.  A predecessor/sister company to NAC is Conic Systems, Inc. ("Conic"), which was formed in 1968 and introduced harmonic gearing to the printing industry and invented the harmonic differential and harmonic differential electronic tension control system, and the patented right angle harmonic differential.  Our management team has decades of experience in designing and manufacturing harmonic gearboxes, digital drive manufacturing, electro-mechanical design and assembly, and has already earned the reputation of manufacturing the finest harmonic gearboxes in the USA and perhaps the world.

We entered the market, which has significant barriers to entry, by developing a relationship with Beijing CTKM Harmonic Drive Co. LTD ("CTKM") a Chinese company that manufactures for the China Space Program.  We ultimately formed a five-year manufacturing and global distribution agreement with CTKM that includes the sole right to sell product produced at that factory outside of China and the sole right to manufacture, via subcontracting, at that factory. The initial agreement was set to expire in October 2015.  In October 2012, we entered into a new, longer-term agreement with CTKM that extends the term until 2022.  The new agreement is for a period of 10 years with a 5-year cancellation notice.  If the agreement is not terminated within 5 years, the term extends for an additional 10 years.

After two years of product testing and engineering, NAC released drives into the market in August 2009.  Today, NAC and Conic share facilities and equipment in Port Jervis NY where small scale, specialized gearbox and electronic controls production are in place.

Conic Systems, Inc. was established in 1968 to bring harmonic differential gearboxes to the converting and printing markets.  Overtime the company developed closed loop tension control systems and tension transducers. Management believes that Conic developed an excellent reputation for having expertise in control of light materials in continuous web processing; and as a result, derived a significant portion of its income from the medical industry where light materials like gauze is prevalent.  In addition to manufacturing harmonic gearboxes and controls, the company designed and manufactured custom machinery, with a particular focus on the medical industry.  Strategically in 1994, the Company chose to focus on building out its line of harmonic differentials and controls.   It successfully introduced multiple harmonic gearbox product lines and tension control systems becoming the recognized industry leader in the printing industries.

In 2000, we began operating as a consolidated subsidiary to Nireco Corporation, a publically traded company of Japan ("Nireco").  We expanded sales of the Nireco line of industrial controls in North and South America and collaborated in engineering, product design and global market development planning.  In 2004 Conic Systems fully acquired Datatran Labs ("Datatran"), a co-located vendor.  Conic and Datatran collaborated since 1991 on electronic controls design that were integrated with its harmonic differential.  In 2009, Conic repurchased the shares of Nireco and retains distribution rights for portions of the NIRECO product line. Until October 15, 2012, Conic was owned by Vincent Genovese and was operated on a parallel but legal stand-alone basis.  Co-managed and located, NAC and Conic share resources including but not limited to personnel, plant and equipment, quality inspection, engineering, accounting and information system platforms.  The companies work as one and in the fourth quarter of 2010, NAC’s board decided to fully acquire Conic Systems, Inc. and merge the two companies in order to provide NAC uninhibited access to Conic’s harmonic gearbox manufacturing expertise and equipment.

In August, 2011, we entered into an agreement with the Conic CEO to acquire all of his shares in Conic at an agreed consideration of $1,200,000.  The purchase price increases at a rate of 4.875% per year, and both parties have agreed to a ten year payout.   In connection with such agreement, we have paid to the CEO $50,300 as of December 31, 2013, which is reported as a deposit in the balance sheets.  Such deposit will be refunded to us in the event that the acquisition does not close.

Under its manufacturing and distribution agreement with Beijing CTKM Harmonic Drive Co. LTD., NAC is the exclusive reseller of CTKM products outside of China and has an exclusive right to use the CTKM manufacturing for products sold outside of domestic China.

Following the Share Exchange, we plan to establish production in the United States for new defense and aerospace applications while maintaining sub-contracted manufacturing in Beijing for the majority of commercial applications.  Additionally, we intend to augment existing facilities and equipment in the Port Jervis, New York facility, which will be used to manufacture early 100KW wind turbine gearboxes with harmonic gearing technology for lab and field testing as well as to begin research and development of motorized drives for prosthetic limbs.  To date, U.S. domestic sales have been handled direct, as are some international sales.  Distributors have been established in Korea, Brazil, and India with more planned throughout Eastern and Western Europe in particular.  Active customers are in Asia, South America, Europe, and the United States - in markets ranging from industrial winches to robots to defense.  Current customers include fortune 500 companies and applications such as robots for inspection of nuclear reactors, communication antennas, and medical machinery

The sales cycle time for larger, higher volume and value applications ranges from 6-24 months.  Some applications in the defense and aerospace markets require US based manufacturing.  Given the sales cycle time, NAC expects fairly linear growth through 2014 with accelerated growth beyond when larger applications in the sales pipeline start to reach full production phase.

On May 6, 2014, NAC Harmonic Drive, Inc. changed its name to NAC Drive Systems, Inc.

Industry Overview

Historically, the HGT industry has been associated with precision motion control. Leading industry segments for harmonic gearing include: robotics; machine tools; defense; semi-conductor; aerospace; printing; corrugated; and communications. Harmonic gearing, also known as strain wave gearing, were first invented in the late 1950’s. Since its inception, harmonic technology has been considered at the leading edge of motion control technology for its precision, light weight, compact size and reliability. The market for HGT is expanding both in size and scope, as the drives are being utilized more in existing markets and are making entry into new industries.

Military applications are increasing as the government and its contractors continue to develop more remote weapons systems, unmanned vehicles, probes, humanoid robotics, and exoskeleton systems.

We expect continual strong growth in the demand for our technology, particularly in robotics and remote systems applications. Example forecasts of these industry sectors include in part:

●	Industrial Robots (factory automation) - 139,300 units (2011) to 166,700 units (2014) per The World Robotics Report.

●	Personal Robots (cleaning, lawn mowing, entertainment, education and research robots) - 1,000,000 units in (2009) to 9,800,000 units (2014) per The World Robotics Report.

●	Medical Robots (MRI, CAT, Surgical, Assistive and Telemedicine) - $790 million (2011) to nearly $1.3 billion (2016) per ABI Research.

●	Unmanned Aerial Vehicles (UAVs) - $8 billion (2010) to $15 billion (2015) per Market Info Group.

●	Unmanned Ground Vehicles (UGVs) - 354.4 million (2011) to 497.5 million (2017) per Market Info Group.

●	Unmanned Underwater Vehicles (UUV’s) - Expected to more than double between 2010 and 2020 per Market Info Group.

●	Imaging Sensors - 275 million (2011) to 400 mill

We expect increased market demand from surveillance and security cameras and remote weapons systems.

The automotive industry represents a new market for our drives, and it is expanding. Lexus and Audi have integrated harmonic gears into variable pitch steering systems. Other automotive industry participants are beginning to test electronic cam shaft phasing (to replace hydraulic phasing) to assist in meeting upcoming, federally mandated, efficiency standards.  We are currently in discussions with at least one of these manufacturers for the application.

New harmonic applications are being presented to the industry that expands the potential market from its traditional base. These new applications include: electric vehicle drives and steering actuators, electric bicycles, oil rig shut off actuators and deep water drilling drives.

Another potential new market is the toy industry. Toy robots, dolls, and animated stuffed animals with artificial intelligence are currently under development, all of which can utilize small, plastic, drives.

The Wind Turbine Industry offers a new potential market for harmonic technology. Several industry factors are important with respect to harmonics. Firstly, for decades the industry has been plagued with gearbox failures, with the average life of a gearbox being about four (4) years. For the most part, the industry has accepted the repair and replacement costs as the norm for geared turbines. However, the historical problems with standard gearing have caused a push towards the development and implementation of gearless turbines. Effective gearless turbines use permanent magnets that require rare earth materials the majority of which are deposited in China and Russia. Therefore, the potential for wind turbines to alleviate the dependence on foreign oil is mitigated by a new dependence on foreign rare earth material, mostly from China. Therefore, the United States government considers the development wind turbines without permanent magnets as a matter of national interest.

We, along with our primary competitor, manufacture harmonics up to a 3,500 Nm/30,997 in-lb capacity or about a 13 inch diameter.  Whereas our competitor has chosen to develop smaller and smaller harmonics and electric actuators, we intends to cover the most common areas of that market but also to scale up its designs for the production of large drives in diameters of about five (5) feet, suitable for 6-10 megawatt wind turbines.  The new, larger units will be used in a speed increasing fashion and can also be used in other high power speed increasing application outside of the renewable energy market.  We believe that these new applications have tremendous potential, and with a scale-up of its current designs offer a multi-billion dollar market potential.

Customer Base

The customer base in the existing commercial and defense markets consists of both large and small companies.  We categorize customers by their annual drive usage as follows below:

Type	Annual HD Usage	Avg. Selling Price	Revenue Potential per Customer	Profit Potential per Customer
Small	1-500 units	$500.00 / unit	500 to 250,000	160-85,000 @ 32%
Medium	501-2,500 units	$500.00 / unit	250,001 to 1,250,000	To 387,5000 @31%
Large	2,501-15,000 units	$500.00 / unit	1,250,001 to 7,500,000	To 2,250,000 @ 30%
Very Large	15,001-50,000 units	$500.00 / unit	7,500,001 to 25,000,000	To 6,250,000 @25%
Top Tier	50,001-500,000 plus	$500.00 / unit	25,000,001 to 250,000,000 plus	50,000,000 plus @ 20%

The customer base is quite broad and includes most companies producing robots, semi-conductor manufacturing, and flat panel display manufacturing equipment.  The Aerospace and Defense market is another key market.  Most, if not all, spacecraft use harmonics.   Any machine requiring precision motion is a candidate for harmonic gearing.

We have customers in 23 states and 16 countries including Fortune 500 companies.

Competition

Our primary competition is the leading industry supplier, HDS. HDS has wholly and partially owned subsidiaries operating in the USA, Harmonic Drive LLC and in Germany, Harmonic Drive AG.

While HDS is the dominant worldwide supplier of harmonic technologies, there are other small manufacturers in China and Canada; however, given their size and current resources our management does not consider them to be viable competitors. Given the market scope and size new competition is expected,  Anticipating such, we have positioned ourselves strongly, years ahead of any new competitor, with an intellectual property pipeline and a strategic focus on taking leading positions in new emerging markets.

Our Strategy

Our strategy is predicated on our ability to expand and strengthen our fundamental abilities and leverage our core technologies and operating know-how to make inroads into current, existing markets for harmonic technologies as well as creating or exploiting new opportunities.  We intend to execute on our objectives by, among other things:

●	Leveraging proven off-shore manufacturing for a cost advantage.

●
Leveraging the need for the United States and its allies to maintain a secure strategic supply chain. Using its newly developed U.S. R&D and manufacturing abilities to achieve first mover status in emerging markets. Use government funding for research and development, and expansion where possible

Our Markets

Our plan is for our expansion to develop into four (4) markets:

●
Aerospace and Defense (A&D) – We are currently selling defense applications including antenna drives for the U.S. Army, and are conducting testing for tank mine plow drives. Additional applications exist for high speed gun aiming, camera and laser motion systems, satellites, aircraft controls, remote vehicles, and robotics.

●
Commercial – This is the market we are currently focused on and includes in part: industrial machines, robots, semi-conductor manufacturing equipment, flat panel display manufacturing equipment, machine tools, motor gearheads, land based communication antennas, solar array drives, camera tilt and pan systems, remote operated vehicles, and medical equipment.

●
Green Energy – This market includes wind turbine gearboxes, electric vehicles, and other high horsepower speed increaser applications as well as the introduction of new proprietary energy solutions current under development

●
Health Care – This market focuses primarily on using miniaturized drives to create more natural and efficient prosthetic limbs, robotic surgical control devices, and precision positioning of medical devices such as PET scans and lasers.  This initiative also intersects with Defense-related initiatives as the U.S. military is eager to see more natural and capable prosthetic limbs developed for disabled veterans.

Aerospace and Defense Market

We are moving all A&D production to the United States. Moving production into the United States will improve sales in the commercial segment and provide for redundant manufacturing capability.  We will be well positioned to execute on an existing pipeline of A&D inquiries from within the United States and from United States Allies it has current inquires and product request from.

Prospective customers including the U.S. Army, U.S. Navy, prime and sub-prime contractors in the USA and abroad, NASA and its prime contractors, and U.S. ally foreign governments, agencies and contractors.  Our active A&D sales pipeline with quotations or executed LOI’s exceeds $10,000,000, and we have a medium term target of $30,000.000 in this sector.

Applications example for this segment include remote vehicles, unmanned probes, and anti-terror surveillance, communication antennas, satellites, spacecraft, aircraft surface control, and camera systems.

Commercial Market

The initial introduction of our products into the marketplace was through the commercial market.  Leveraging our 25 years plus experience in this market with harmonic technology, we quickly established recurring revenues, product and company validation, and global NAC brand equity.  To date, the majority of our sales resulted from website inquiries and customers seeking us out.  No full time sales people have yet been employed.  We have focused on answered direct inquires, positioning the company to meet its growth potential.  We have shipped to 16 countries and 23 states.  Application examples include robotics, printing equipment, ground based satellite communication systems, movie camera positioning, corrugated machinery, deep sea oil explorations, amongst many others

Green Energy Market

Today, no known companies are focused on developing and commercializing the unique properties of HGT for the wind power industry.  The current fixed speed gearbox technology is plagued by reliability issues, high costs, and heavy weights.  It is a driving factor to move towards PMG’s (Permanent Magnet Generators).  In a typical 3MW turbine, the traditional planetary gearbox might cost 400,000 USD and weigh over 20,000 kg.  Typically, three (3) stages are necessary to increase the speed, and thus they have many moving parts.  The inertial is high, so the cut in torque is also proportionately high.  The current designs utilize standard involute tooth forms which generate heat and wear with every revolution; thus releasing metal particles into the lubricants.  Frequent lubricant maintenance is necessary increasing environmental concerns and gearbox replacement is often required in as little as 2-4 years.  The current variable speed technology eliminates the gearbox and drives a permanent magnet generator at low speeds and high torques.  As noted earlier, that method results in a reliance on rare-earth materials and greatly increases the diameter and weight of the generator.

The planned harmonic gear technology is a single stage, high ratio, high efficiency speed increaser that resolves the gearing issue of the wind power industry.

The potential impact is enormous on the field of wind power generation.  The use of harmonic gearing can eliminate one primary reason the industry is pushing towards direct drive generators with permanent magnets, that being failures and maintenance costs of traditional gearboxes.  The expected cost, size, and reliability of the harmonic gearbox can eliminate the need to move to direct drives.  The unique harmonic gearing solution will significantly reduce drive train cost, especially when coupled with an AC based, variable-speed generator as planned for the prototype.  The harmonic gearing solution will reduce weight and size.  As the technology will allow for ratios over 200:1 in a single stage, only one stage is required and moving parts are dramatically reduced.  Harmonic gearing is highly efficient and generates very little heat; therefore, lubrication systems, maintenance, and costs may be reduced.  The advanced harmonic gearing technology integrated with advanced variable speed, AC based generator can provide superior performance in the areas of initial equipment cost, installation costs, maintenance costs, reliability, kWh with zero rare-earth permanent magnet content.

The technology is ready for:

●	Design and manufacture of prototypes and baseline testing of small scale generators of 10kW power capacity;

●	Research and development work to improve drive train efficiency; and

●	Research and development to scale up to larger power generators. Initial modeling indicates the technology is scalable to over 6MW power and over 5MNm torque capacities.

The business approach is to utilize the NAC manufacturing facility in New York for early prototypes and to fine-tune manufacturing first on smaller diameter units.

Health Care Market

The Company is seeking to further expand into the Health Care Market with specialized drives for medical robots and prosthetic limbs.  We believe many of the characteristics offered by NAC’s core drive technology may offer benefit in these applications.

NAC’s concept is to build a Flow Joint for Prosthetics.  A Flow Joint is a joint that allows senses to flow bi-directionally through the joint.  This development may lead toward sensory feedback and a more realistic function.  Unlike standard gearing, a NAC harmonic can back drive.  Normally, people don’t think “straighten my arm out” when they stand.  Gravity takes care of that.  For a motor/gear driven arm to straighten, the motor would need to be driven if the gearing can’t back drive.  The same is true for an arm swinging while walking.  NAC drives, unpowered, can back drive.  We believe they can be developed to allow for a more natural use while saving power consumption and perhaps even for generating power to recharge the batteries.  NAC is positioned well for this initiative as its drive technology is already bi-directional and allows power and energy to transfer though it in both directions, and existing core competency includes precise force sensing technology and product lines of semi-conductor strain wave force transducers.

The Company’s CEO has decades of experience electro-mechanical motion systems using ultra-sensitive force measuring.  In the early 1980’s, Vincent Genovese analyzed and redesigned machine controls for light weight gauze products that were implemented world-wide within a Johnson & Johnson company allowing for material savings.  As Conic Systems President, he oversaw design and manufacturing of high speed packaging machines for Band-Aids using unique force sensing. Multiple successful projects for Pall Corporation were completed for ultra-light sensing and control of blood filter materials.  In the 1990’s the Company successfully introduced product lines into the label printing and packaging industries combining its sensing and harmonic technologies.  In this highly specialized market, he advanced the state of the art that allowed in-line printing equipment to produce printed flexible films and to begin work on printed electronics.

In our current industrial control systems, force sensors are located in the machine for closed loop feedback to the drive. In a Flow Joint, the concept is to build sensors into the drive.  Part of the Flow Joint concept is to break down basic articulation functions into simple linear and rotational reactionary forces, and providing a means to measure and translate them into electrical signals, all within the joint drive design.  Both segments, the drive and sensing, are within the company’s existing core competencies.  Challenges include miniaturization and manufacturing techniques amongst others.

The U.S. government is eager to see new, more natural and capable prosthetic limbs developed for disabled veterans.  Congress has authorized funds for research and development of new prosthetic technology based upon recommendations of DARPA (Defense Advanced Research Project Agency) and the Veterans Administration.  DARPA allocated $100,000,000 for a new prosthetic arm.  While many new advances have been made, limitations still exist.

Ideally a prosthetic will be light weight, have strong force capabilities while allowing for fine motor control, provide sensation, have a power source that will last all day, look realistic, be durable, be affordable, and be manipulated by thought. Thought control of prosthetics is not within our business scope; however, many of the other factors are. NAC drives, in miniaturized form and specialized for the application may provide a path forward to advance the state of the art. The same characteristics that make HGT the drive of choice in space applications apply to joint manipulation. They are very light weight. They offer very high ratios in a single stage, thus allowing for fine motor control. Efficiency is key to battery life, and harmonics offer very high efficiency. Both the efficiency and high ratio abilities allow for motors to be miniaturized while reducing power consumption and size. Size of internal components is critical to packing everything in to a limb to make it look realistic.

Another limitation is that prosthetics do not return a sense of joint position.  Therefore, to use the device, the person wearing it must look at it.  The Flow Joint is a concept that addresses this issue.

Currently, NAC’s management is at the early stage of its initiative to actively develop and bring to market high performance, motorized drives for prosthetic limbs.  This effort is expected to move forward as a collaborative effort by NAC with research universities.  NAC anticipates exclusive rights and/or licenses for all intellectual property.  In keeping with our corporate strategy, where possible, NAC will seek government funding for R&D.  While this initiative represents new potential markets for the company, the planned research and development overlaps and provides significant benefit to the NAC in the markets it now sells to.

The Company’s drives are currently used in the Health Care Market in computerized physical therapy machines, and we have identified target accounts manufacturing medical imaging machinery for our existing product lines. We have established active contacts at a notable company directly involved in prosthetic design for DARPA and have manufactured prototypes and conducted early beta testing at a premier surgical robot company.

Manufacturing

The majority of our material components are subcontracted to CTKM with which NAC has formed a strategic alliance.  CTKM is a Chinese government owned company supplying the harmonic gearing to the Chinese military, space agency, and domestically within China for general industrial use.  As previously noted, NAC plans to move production to the United States for the defense and wind power industries.  The CTKM manufacturing facility is IS0 9001 approved and will be maintained providing us a cost advantage in commercial product production.

Gearbox manufacturing and assembly currently occurs in the Port Jervis, New York facility.  This work involves manufacturing from raw metal or castings and then assembling the harmonic component in the gearbox.

Our thru-hole circuit board assembly and control systems assembly of Conic control products is also located in our Port Jervis facility.  This experience and know- how will be used to expand NAC’s product line to motor driven actuators.

Product Development

We collaborate closely with CTKM on product development, with the effort directed by us. The partnership leverages the combined experience and expertise of both companies with harmonic technology.  Engineering resources in the United States are being expanded for both production and R&D functions.

Intellectual Property

We currently rely on trade secrets, know-how, nondisclosure, confidentiality and other contractual arrangements to protect our technology and intellectual property. Through 2013, our product offerings total over 100 designs. We expand our product offering on an ongoing basis. Two (2) patent applications have been filed (United States and International PCT) and one (1) United States provision application has been filed. We are planning on developing additional IP and making additional filings. Three (3) trade mark applications have been filed.

NAC and CTKM share some intellectual property and our existing contract includes some provisions for access to intellectual property, manufacturing known-how, patents, designs, materials and processes.  The management of NAC and CTKM have agreed in principal to draft a formal contract specific to engineering collaboration and mutual use of intellectual property within legal limits. We anticipate that agreement to be drafted in 2014.

Government Regulation

The U.S. Government requires the Company to follow ITAR (International Traffic in Arms Regulations) compliant procedures for defense articles, defense services or related technical data.  ITAR is a set of United States government regulations that control the export and import of defense-related articles and services.  These regulations mandate that information and materials pertaining to defense and military related technologies only be shared with U.S. Persons unless authorization from the Department of State is received or a special exemption is used.

Facilities

The Company primarily operates out of Port Jervis, New York where it is co-located with a sister company Conic Systems, Inc. The Port Jervis facility is a 12,000 sq. ft. consisting of manufacturing, warehouse, assembly, and office space.  Additionally, the Company leases shared office services in Jacksonville, Florida.

The CTKM manufacturing facility is approximately 200,000 sq. ft. and employs about 85 people.  It is located ten (10) minutes from Beijing International Airport in China.

Employees

Our only direct employee is our chief executive officer. We share three (3) full-time employees and one (1) part-time employee, excluding our chief executive officer, with Conic.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Report.

Risks Related to Our Business

A prolonged downturn in the in the industries in which we operate or provide product to could adversely affect our business.

Several of the industries in which we operate are cyclical in nature and therefore are affected by factors beyond our control. A prolonged downturn in, among other industries, the aerospace and defense, process instrumentation or electric motor markets could have an adverse effect on our business, financial condition and results of operations.

We may experience unanticipated start-up expenses and production delays in opening new facilities or product line transfers.

Certain of our businesses are relocating or have recently relocated manufacturing operations to low-cost locales. Unanticipated start-up expenses and production delays in opening new facilities or completing product line transfers, as well as possible underutilization of our existing facilities, could result in production inefficiencies, which would adversely affect our business and operations.

Dependence on Key Vendor.

The Company is highly dependent on key vendor of CTKM Beijing Harmonic Drive, LTD. of Beijing, China.  In the event that CTKM were to cease supplying us with gearing component sets, it would be difficult to find an alternate source of supply and know-how within a reasonable period of time given the unique and specialized nature of the product and services being provided to us by CTKM. Our business, results of operations and financial condition could be materially adversely affected by the loss of the relationship with CTKM as it would take a significant amount of time to replace this relationship with uncertain results.

Our international sales and operations may be adversely impacted by compliance with export laws.

We are required to comply with various import, export, export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons, including in certain cases dealings with or between our employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies and in other circumstances, we may be required to obtain an export license before exporting a controlled item. In addition, failure to comply with any of these regulations could result in civil and criminal, monetary and non-monetary penalties, disruptions to our business, limitations on our ability to import and export products and services and damage to our reputation.

If we are unable to develop new products on a timely basis, it could adversely affect our business and prospects.

We believe that our future success depends, in part, on our ability to develop, on a timely basis, technologically advanced products that meet or exceed appropriate industry standards. Maintaining such advantages will require our continued investing in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to make such investments, that we will be able to make the technological advances necessary to maintain such competitive advantages or that we can recover significant research and development expenses. There is no assurance that we will be able to protect our products from becoming technologically obsolete or that we will be able to develop and successfully market new products.

We currently derive substantially all of our revenue from our Harmonic Gearing technologies (“HGT”). If our technology concepts and the products derived therefrom do not continue to achieve market acceptance, our business, financial condition and results of operations would be adversely affected.

We are dependent upon the success and market acceptance of our HGT, which in its most basic form includes an elliptical ball bearing, flexible gear, and rigid outer spline.  Currently, our primary product offerings are based on a design, we believe contains the attributes of efficiency, torque, noise, accuracy, weight, size, reliability, wear, and ease of assembly. Continued market acceptance of products incorporating our design will depend upon our ability to continue to provide evidence to our customer base that our products are cost-effective and offer significantly improved performance compared to conventional technologies, which are basically HGT gearheads.  If existing or prospective customers do not find our platform to be cost-effective, safe or more accurate or reliable than competitive options, they may not buy our products in sufficient quantities to enable us to be profitable. If we are unable to achieve additional market acceptance of our core technology or products incorporating our unique HGT platform, we will not generate significant revenue growth from the sale of our products.

Some of our products are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations.

Several of our technology products are new to the marketplace and we do not know to what degree the market will accept these products, if at all. Even if our customers recognize the benefits of our products, we cannot assure you that our customers will purchase them in quantities sufficient for us to be profitable or successful. We will need to invest in significant sales and marketing resources to achieve market acceptance of these products with no assurance of success. The degree of market acceptance of these products will depend on a number of factors, including: perceived advantages of our products and their sales prices; perceived safety and effectiveness of our products; and introduction and acceptance of competing products or technologies.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with new products or alternative technologies developed by others, we could lose revenue opportunities and customers, and our ability to grow our business would be impaired.

The industry segment that includes companies specializing in gearing and HGT drives is small and includes primarily large, diversified multinational conglomerates.  Many of our competitors have substantially greater capital resources, larger customer bases, larger sales forces than ours, and have established stronger reputations with target customers.  We face substantial competition from companies developing products that compete with our HGT platform.

Our industry is characterized by continued and sustained product development and technological advances, which places our products at risk of obsolescence. Our long-term success depends upon the development and successful commercialization of new products, new or improved technologies and additional applications for our technology. The research and development process is time-consuming and costly and may not result in products or applications that we can successfully commercialize. If we do not successfully adapt our products and applications both within and outside these measurements, we could lose revenue opportunities and customers. Furthermore, one or more of our competitors may develop products that are substantially equivalent to or superior to our HGT-based products. Competition could result in reductions in the price of our products, fewer orders for our products, a reduction of our gross margins and a loss of our market share.

If we lose the services of our key personnel, or if we are unable to attract and retain other key personnel, we may not be able to manage our operations or meet our growth objectives.

We are highly dependent on our senior management, especially Vincent Genovese, our Chief Executive Officer, and other key officers. Our success will depend on our ability to retain our current management, and to attract and retain qualified personnel in the future, many of whom are or will be considered as being highly skilled personnel. Competition for highly skilled senior management, engineers and sales personnel is intense and we may not be able to retain our personnel, for a variety of reasons including our size and ability to compensate our employees to the level of compensation being offered by our competitors. We currently do not have employment agreements in place with any of our key employees and there is no assurance that we will be able to enter into mutually satisfactory employments with our key employees or even if we are able to enter into such agreements, that they will incentive those key employees to remain with the Company for a sustained period of time.  The loss of the services of members of our key personnel could prevent the implementation and completion of our objectives, including the development and introduction of our products.

The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our business, financial condition and results of operations.

We derive a significant portion of our net sales from international operations, and our forecasts assume continued growth in internationally sourced revenue of approximately 15% to 20% of total revenues. The, production, sale, and/or shipping of our products across international borders, as well as the purchase of materials and components from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and we could be exposed to potentially significant penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping, manufacturing and sales activities. Any material decrease in our international sales and related activities would adversely affect our business, financial condition and results of operations.

In addition, our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include, but are not limited to:

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	the imposition of costly and lengthy new export licensing requirements;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of new trade restrictions;

●	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

●	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

●	pricing pressure that we may experience internationally;

●	laws and business practices favoring local companies;

●	longer payment cycles; and

●	difficulties in enforcing or defending intellectual property rights.

In addition, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could subject us to cash and non-cash penalties, disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations.

We currently manufacture our products at two locations and any disruption in or expansion of our manufacturing operations could adversely affect our business, financial condition and results of operations.

We rely on our manufacturing facilities in New York, and via contracted manufacturing in the Peoples Republic of China. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial time to repair. Our facilities may be affected by natural or man-made disasters. In the event that one of our facilities was affected by a natural or man-made disaster, we would be forced to rely on third-party manufacturers if we could not shift production to our other manufacturing facility. Our insurance for damage to our property and the disruption of our business from casualties may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If we are forced to seek alternative facilities, or if we voluntarily expand one or more of our manufacturing operations to new locations, we may incur additional transition costs and we may experience a disruption in the supply of our products until the new facilities are available and operating. Any disruption or delay at our manufacturing facilities and any expansion of our operations to additional locations could create operational hurdles and have an adverse impact on our ability to produce sufficient inventory of our products or may require us to incur additional expenses in order to produce sufficient inventory. In addition, any disruption, delay, transition or expansion of our manufacturing operations could impair our ability to meet the demand of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business, financial condition and results of operations.

Our suppliers may not supply us with a sufficient amount of materials and components or materials and components of adequate quality.

We depend on sole or limited source suppliers for key materials and components of our products, and if we are unable to obtain these components on a timely basis, we will not be able timely to deliver our products to customers or otherwise fill orders or commitments on a timely basis. Also, we cannot guarantee that any of the materials or components that we purchase, if available at all, will be of adequate quality. From time to time, there are industry-wide shortages of several materials that we use in our products. We may experience delays in production of our products if we fail to identify alternate vendors for materials and components, or any parts supply is interrupted or reduced or there is a significant increase in production costs, each of which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If the patents we own or license, or our other intellectual property rights, do not adequately protect our technologies, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We currently rely on patent protection, trade secrets, and nondisclosure, confidentiality and other contractual arrangements to protect our technology and rights.  Currently, we do not rely on copyright and/or trademark laws to protect our intellectual property.  However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us or that we will have the financial or operational resources successfully to prosecute these patents. The U.S. Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending or future patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Our issued and licensed patents and those that may be issued or licensed in the future, may expire or may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related technologies. Additionally, upon expiration of other issued or licensed patents, we may lose some of our rights to exclude competitors from making, using, selling or importing products using the technology based on the expired patents. While we seek to offset potential losses relating to important expiring patents by securing additional patents on commercially desirable improvements, there can be no assurance that we will be successful in securing such additional patents, or that such additional patents will adequately offset the effect of expiring patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. There is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees, our partners, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information.  We currently do not utilize any registered or common law trademarks to protect or brand the name of any of our products.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Companies in industries that rely heavily on intellectual property rights have used intellectual property litigation to gain a competitive advantage in the marketplace. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. In addition, many of our employees were previously employed at other engineering companies that produce products or components similar to ours. We may be subject to claims that our employees have disclosed, or that we have used, trade secrets or other proprietary information of our employees’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement against us, even those without merit, could:

●	increase the cost of our products;

●	be expensive and time consuming to defend;

●	result in us being required to pay significant damages to third parties;

●	force us to cease making or selling products that incorporate the challenged intellectual property;

●	require us to redesign, reengineer or rebrand our products, product candidates and technologies;

●	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

●	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

●	divert the attention of our management and other key employees;

●	result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

●	otherwise have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

Limited Operating History; Limited Capital

We have not yet established sufficient revenues or operations to provide long-term financial stability. There can be no assurance that the Company can realize its plans on the projected timetable in order to reach sustainable or profitable operations. Any material deviation from the Company’s current plan could require that the Company seek additional capital. There can be no assurance that such capital will be available, or if available on reasonable terms.

Investment in an emerging company such as the Company is inherently subject to many risks, and an investor should be prepared to withstand a complete loss of its investment. The Company, as a consolidated entity, only has a limited operating history upon which investors may base an evaluation of its performance; therefore, it is still subject to all of the risks incident to the creation and development of a new business.

Need for Additional Financing

The Company may require substantial additional financing in order to implement its business objectives.  There can be no assurances that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms acceptable to the Company. In the event that the Company’s operations do not generate sufficient cash flow, or the Company cannot acquire additional funds if and when needed, the Company may be forced to curtail or cease its activities which would likely result in the loss to investors of all or a significant portion of their investments, or will result in harm to the Company’s ongoing business operations.

Potential Fluctuations in Operating Results

Significant annual and quarterly fluctuations in the Company’s results of operations may be caused by, among other factors, the volume of revenues generated by the Company, the timing of new product or service announcements and releases by the Company and its competitors in the marketplace, and general economic conditions.

There can be no assurances that the level of revenues and profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable fiscal periods. The Company’s expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

Risk of Accelerated Growth

The Company expects to expand its operations by increasing its sales and marketing efforts, research and development activities, and escalating its services. The anticipated growth could place a significant strain on the Company’s management, and operational and financial resources. Effective management of the anticipated growth will require expanding the Company’s management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by the Company will effectively increase the Company’s capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Moreover, management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company’s operations.

Continued Investment Required

The Company has invested, and intends to continue to invest, in facilities and equipment in order to increase, expand or update its capabilities and facilities. Changes in technology or sales growth beyond currently established production capabilities will require further investment. However, there can be no assurances that the Company will generate sufficient funds from operations to finance any required investment or that other sources of funding will be available. Additionally, there can be no guarantees that any future expansion will not negatively affect earnings.

Future issuance of our Common Stock could dilute the interests of existing shareholders.

We may issue additional shares of our Common Stock in the future. The issuance of a substantial amount of Common Stock could have the effect of substantially diluting the interests of our shareholders. In addition, the sale of a substantial amount of Common Stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such Common Stock as consideration or by investors who acquired such Common Stock in a private placement could have an adverse affect on the market price of our Common Stock.

We have no plans to pay dividends.

To date, we have paid no cash dividends on our common shares. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not to pay dividends.

The application of the Securities and Exchange Commission’s “penny stock” rules to our Common Stock could limit trading activity in the market, and our shareholders may find it more difficult to sell their stock.

It is expected that our Common Stock will be trading at less than $5.00 per share and is therefore subject to the SEC penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock and may affect your ability to resell our Common Stock.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.

We will incur increased costs as a public company which may affect our profitability.

NAC Drive Systems, Inc. previously operated as a private company in Delaware. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. Compliance with these rules and regulations will significantly increase our legal and financial compliance costs and some activities will become more time-consuming and costly.  Management may need to increase compensation for senior executive officers, engage additional senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

In the event a market develops for our Common Stock, the market price of our Common Stock may be volatile.

In the event a market develops for our Common Stock, the market price of our Common Stock may be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Following the Share Exchange, public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because our directors and executive officers are among our largest shareholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in the Offering.

Our directors and executive officers will own or control a significant percentage of the Common Stock following the Share Exchange and completion of the Offering. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our Common Stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how the Company’s other shareholders, including purchasers in the Offering, may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the years ended December 31, 2013 and 2012 should be read in conjunction with our financial statements and the notes to those financial statements that are attached as Exhibit 99.1 to this Report. The Financial Statements should not be relied on for an understanding of the current financial status of the Company.

Overview

NAC Drive Systems, Inc. is a manufacturer and supplier of harmonic gearing technology, widely recognized as the premier gearing technology for precision motion control applications.  Harmonics are critical drives to many industries including robotics, semi-conductor, aerospace, and defense.  Additionally, harmonic technology is widely used in motion control applications where precision, long-life, compactness, and reliability are important features.  We operate in both the commercial and defense industry segments.  Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated, semiconductor, health care.  Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of harmonic technology will increase significantly into other industry segments over the next five years.  To that end, we have filed for patent protection in the United States and internationally on the use of harmonic gearing in turbine applications for the renewable energy industry. For instance, we believe that the use of harmonics in wind turbines has the capability of being transformational to the industry as they can resolve technical/reliability issues that have plagued the industry for decades.  The potential wind energy market for transmissions in turbines is estimated at over $3 billion annually and is projected to growth at a rate of 16% per annum.

Additionally, we are expanding into the Health Care Market.  Current sales into the health care segment have been in computerized physical therapy machine applications.  However, we have been approached by Northeastern University to partner in the commercialization of miniature drives for motorized, prosthetic limbs.  These initiatives intersects with defense related initiatives as the U.S. military is eager to see more natural and capable prosthetic limbs developed for disabled veterans, and the NAC turbine technology may offer unique military solutions for lightweight, portable power generators.

We are an emerging stage company.  The company has succeeded in winning key accounts that have validated the NAC brand and providing recurring revenues. In the years 2012 and 2013, we have continued to expand our product lines, customer base, and global market penetration while positioning the company to meet its growth potential.  In 2013 efforts shifted from product sales and validation to expansion planning and aligning the necessary funding for expansion. With minimal sales efforts, revenues increased 10% in 2013 as compared to 44% in 2012 with a part-time effort.  While our market penetration remains small, global customer inquiries exceed tens of millions of dollars.  Resource capacity including engineering, sales, and production are currently limiting our growth.  In 2012 the Company began a capital raise to fund expansion, and we are preparing operational plans for growth to 75 million dollars in revenues in the existing market within 60 months.  At this early stage of our development, expenses are exceeding our gross margin, and many of the customer projects we are currently involved in are not expected to generate significant revenues within 12 months.  Net losses were ($133,486) in 2012 and ($415,963) in 2013.  The company plans to continue investing in product line expansion to meet customer demand and to expand our sales, engineering, and production capabilities.  Additionally, research & development investment is planned that simultaneously improves our current market position and establishes the Company in a first mover position in emerging multi-billion dollar markets.  We are focusing on disciplined, business plan execution to fund and manage growth, minimize risk, and deliver value to our shareholders.

Results of Operations

Three Months Ended March 31, 2014 Compared with Three Months Ended March 31, 2013

Revenues

Sales revenues were $155,217 for the three months ended March 31, 2014 as compared to $184,038 for the prior year, a 16% decrease.  The decrease in revenues can be attributed 1) the company’s focus on expansion and equity raise efforts to position itself for long-term growth thereby limiting resource for selling efforts in prior months, and 2) Q1 2013 included an unusual order dropped shipped from our factory.  These shipments were prepaid, valued at $90,000 and taken at a low gross margin.  Excluding the unusual, low margin, dropped shipped order, revenues from standard business was up by 65%.  Increased usage by original equipment manufacturers helped add to the company’s recurring revenues.  The company is still operating without any full time sales people.

An approximate outline of sales revenue by market follows:

Market	Dollars Shipped 2013	Sales Percentage 2013
Printing	101,411	65%
Corrugated	22,464	14%
Defense	17,920	12%
Robotics	8,558	6%
Machine Tools	2,812	2%
Semi-Conductor	2,052	1%
	155,217	100.0%

Cost of Goods - Gross Margin

Gross margin was 23% for the Q1 2014 significantly better than Q1 2012 which was 9%.  Overall, management considers these margins low and the result of a concentration of sales and product mix in OEM accounts.

Operating expenses

Total expenses for Q1 2014 were $142,905 which included a stock compensation expense of $71,875 vs. $84,894 Q1 2013.  Excluding the non-cash stock compensation expense, operating expenses decreased by $13,864 year over year.

Net Loss

The Company had a net loss of ($107,766) for Q1 2014 as compared to ($69,247) for Q1 2013.  Excluding the non-cash stock compensation expenses, the net loss was $(34,866) for Q1 2014, a 50% improvement over the prior year.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Revenues

Sales revenues were $691,286 for the fiscal year ended December 31, 2013 as compared to $627,062 for the prior year, a 10% increase. Increased revenues can be attributed to new customer accounts adding to ongoing business from original equipment manufacturers (OEMs). Customer accounts increased from 109 in 2012 to 118 in 2013.

An approximate outline of sales revenue by market follows:

Market	Dollars Shipped 2013	Sales Percentage 2013
Printing	245,064	35.5%
Electronics Mfg.	185,465	26.8%
Corrugated	118,830	17.2%
Medical	52,785	7.6%
Satellite Communications	49,777	7.2%
Deep Sea Oil Exploration	21,532	3.1%
Robotics	9,752	1.4%
Machine Tools	3,188	0.5%
Automotive	2,976	0.4%
Oil & Gas Drill Heads	1,917	0.3%
	691,286	100.0%

We first targeted the industrial markets of Printing and then Corrugated to both generate recurring revenues and validate our product line. The Corrugated market was a key focus of ours in 2011 and ongoing revenues were achieved in 2012 with the winning of two major Original Equipment Manufacturers. We expect sales in these markets to continue and expand as we increase our proactive sales efforts and geographic reach, particularly in Europe.

Our target markets include Robotics, Electronic and Defense Systems. These are key markets for us with significantly greater potential than the industrial markets we initially targeted. We are being sought out and contacted by world leading robotic companies and defense contractors seeking to source through us. NAC has one LOI in place with a prime defense contractor that at full production should bring in excess of $10,000,000 annually in revenues. Our challenge is to broaden our product line and to scale operations to meet the demand and requests.

As an emerging company our resources are limited, and our ability to grow revenues is in part based on our ability to raise capital to fund expansion. Fortunately, opportunities abound for our company, and we strive to be disciplined in deciding what markets and applications to work for. In June of 2012, we began in earnest the initiative to raise capital for expansion. This decision was driven by opportunities in our sales pipeline that exceed $30,000,000 annually on a probability weighted average. Significant downside exists related to our short-term revenue growth as well as risk, both which were reviewed and discussed by our Board. Having limited personnel, efforts toward capital raising and expansion for growth directly impacted sales activities. Sales activities decreased significantly, and we do not expect to increase sales activities in a meaningful way until the completion of our Equity Offering. Our short-term, 12 month, revenue outlook is fairly flat with only modest growth. Our outlook for future revenues remains very positive. Given the continued high interest in our products and technology, and the continued stream of leading corporations proactively contacting us, and the active inquires within our pipeline, we believe annual revenues of $75,000,000 to $100,000,000 is within our potential in the existing markets and orders of magnitude higher in emerging markets.

Cost of Goods - Gross Margin

Gross margin decreased notably to $151,731 (22%) in 2013 vs. $189,437 or 30%.  The decrease is attributed to product mix with the majority of sales to lower margin accounts and a concentrated lower margin sale of $191,250 we dropped shipped from the factory in Beijing to Taiwan.  With increased sales efforts and new accounts, gross margins are expected to improve and are targeted at 47%.

Intellectual Property, Engineering, and Research & Development

We will continue to invest in developing intellectual property in both new product designs for existing markets and research and development for emerging markets. Over 100 standard designs were completed since our inception. The vast majority of new product designs were initiated by customer needs and resulted in revenues. These designs are now standard catalog items and recurring revenues are expected from their completion.

No significant Research and Development expenses were incurred in 2013 as the company focused on fund raising efforts.  In 2012, management estimates its investments in Research and Development totaled $14,183 for new products for emerging markets that have not yet resulted in sales revenues. A key factor that is contributing to our loss is that we are executing a plan that positions the Company for exponential growth to meet market demand. New product designs that resulted in 2012 and 2013 sales are expensed; yet, we anticipate they will continue to generate revenues for many years to come. Our investments, in new products and engineering are resulting in standard product line offerings that meet the needs of many markets and customers.

While our market share remains a small portion of the existing global market, the Company has made significant success in establishing both global brand equity and customer relationships that we believe will result in major revenue increases. These successes include an executed LOI with a leading multinational corporation for high volume production and additional active prospects, large and small, in markets including commercial, defense, and energy applications.

Operating expenses

Total expenses were $559,412 and include selling, general and administrative expenses of $343,787 vs. $302,920 in 2012 and a stock compensation expense of $215,625.  As a percentage of sales, SG&A expenses were 49.7% in 2013 vs. 48.3% in 2012 a slight decrease. While the 2013 expenses as percentage of sales remain high, we believe they are reasonable at this stage of our growth.

Net Loss

The Company had a net loss of ($415,963) for the fiscal year ended December 31, 2013 as compared to ($133,486) the prior year.  We do not anticipate generating profits for at least the next twelve months as plans include increased engineering and manufacturing investments. We believe profitability is achievable within 18-24 months without hindering our growth curve potential. We are projecting an 11-12% after-tax profit upon successfully scaling our operations and when larger applications in the sales pipeline start to reach full production phase.

Liquidity & Capital Resources

We are an emerging stage company. Our cumulative net loss since our founding is ($835,627) as of March 31, 2014 and $(727,861) as of December 31, 2013. Cash on hand was $1,267 as of March 31, 2014 as opposed to $10,269 at December 31, 2013. Our current liabilities at March 31, 2014 were $688,220 which include $142,568 in vendor payables, a $102,079 secured bank note, $86,785 in related company payables, $345,500 in short term debt to related parties, and $11,288 in accrued expenses. Accounts receivable at March 31, 2014 were $93,106.

Cash on hand was $10,269 as of December 31, 2013 as opposed to $13,476 at December 31, 2012. Our current liabilities at December, 31, 2013 were $653,942 which include $239,123 in vendor payables, a $109,490 secured bank note, $62,573 in related company payables, $237,000 in short term debt to related parties, and $5,756 in accrued expenses. Accounts receivable at December 31, 2013 were $93,854.

A combination of short-term and long-term debt and private equity sales have assisted in funding operations and our expansion. Management’s strategy includes investments in plant equipment, personnel, and intellectual property development to achieve growth.  The current losses and negative cash flow along with planned investments require additional capital. We plan on raising the necessary funds through private and public equity sales.  Deferred offering costs on the balance sheets total $59,319 as of March 31, 2014 and $47,449 as of December 31, 2013. Management believes $500,000 is sufficient to start the next phase of its growth curve; however, our planned raise remains between $5 to $7.5 million dollars to fund anticipated capital needs in the immediate years. Without successful funding, we may not have sufficient cash resources to meet its needs over the next 12 months.

Going Concern

The financial conditions evidenced by accompanying financial statements raise substantial doubt as to our ability to continue as a going concern.  Our plans include obtaining additional capital through debt or equity financing.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue recognition

All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue from product sales is recognized when products are shipped to customers.  The Company’s revenues include sales to customers domiciled outside of the United States. Generally, these sales are denominated in U.S. dollars.

Deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

All amounts billed to customers for shipping and handling costs are included in revenues in the statements of operations.

Accounts receivable

Accounts receivable arise from the sale of products on trade credit terms and are stated net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers which may result in the requirement of a deposit before fulfillment of the terms of the sales orders.  Accounts are generally considered past due after 30 days.  Past due receivables do not accrue interest. An allowance for doubtful accounts is provided for those accounts receivables considered to be uncollectable based on historical experience and management’s evaluation of outstanding receivable amounts at the end of the period.   The Company has determined that no allowance for doubtful accounts is required as of March 31, 2014 and  December 31, 2013 and 2012.

Inventory

Inventory consists primarily of purchased finished goods and packaging materials.  Inventory costs are determined using the average method and are carried at the lower of cost or net realizable value.  Inventory is reviewed periodically for slow-moving and obsolete items.

Off Balance Sheet Transactions

We do not have any off-balance sheet arrangement that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Off Balance Sheet Transactions

We do not have any off-balance sheet arrangement that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 3. PROPERTIES

Our executive offices are located at 4720 Salisbury Road, Jacksonville, FL 32256. We lease this space for $225 a month and have a lease agreement through 2014. Additionally, we share a production facility to run our operations at 11 Rebel Lane, Port Jervis, NY and pay a monthly fee of 25,000 for contracted services.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 29, 2014 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 29, 2014. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 29, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o LipidViro Tech, Inc., 4720 Salisbury Road, Jacksonville, FL 32256.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
5% Shareholders
-	-	-
Directors and Executive Officers
Vincent Genovese	16,013,589	64.05%
Rita M. O’Connor	360,032	1.44%
Edward C. Haversang	673,103	2.69%
Brian St. Denis	5,243,942	20.98%
Jose Pujol	360,032	1.44%
All directors and officers as a group (5 people)	22,650,698	90.60%

(1)
Based on 25,000,001 shares of common stock issued and outstanding as of April 29, 2014. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

Changes in Control

We are not aware of any person who owns of record, or is known to own beneficially, five (5%) percent or more of our outstanding securities of any class, other than as set forth above.  Reference is made to Item 2.01 and Item 5.01 for a description of the change in control of the Company as a result of the transactions disclosed herein.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of all of our directors, executive officers and key employees; and all positions and offices held as of the date of this Report. The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Vincent Genovese	50	Chief Executive Officer, President and Director
Jose Pujol	32	Secretary, Treasurer and Director
Rita M. O’Connor	45	Director
Edward C. Haversang	50	Director
Brian St. Denis	45	Director

Business Experience

The following summarizes the occupation and business experience during the past five (5) years for our officers, directors and key employees as of the date of this Report:

Vincent Genovese has more than 20 years of executive management experience and has worked for over 30 years in the field of harmonic gearing tecnology. In 1990 he purchased Conic Systems, Inc., a small harmonic gearbox manufacturer, and expanded its product line and market to become the leading supplier of harmonic differentials in North America. Vincent has extensive experience in international business. He reorganized Conic Systems in 2000 into Nireco America Corporation as a consolidated subsidiary of Nireco Corporation of Japan, a publicly traded corporation. As President and CEO of Nireco America, Vincent led operations and market development for Nireco in North and South America. He has worked and traveled extensively throughout Europe, Asia, and Brasil. He holds a BS in Engineering from New Jersey Institute of Technology and has a patent (US) for a harmonic gearbox design and several patents pending.

Mr. Genovese is qualified to serve on our Board of Directors because of his experience in the harmonic gearing industry and as co-founder of the NAC Drive Systems, Inc.

Rita O’Connor has over 20 years of business and financial experience navigating both small privately held startups (Adams and Xanodyne) and large publicly-held corporations (Schering-Plough & Deloitte manufacturing clients) through periods of rapid growth and transition. Her experience includes successful IPO, private equity raises, debt restructurings, acquisitions and divestitures, as well as skills in financial modeling, strategic planning, investor relations, SEC reporting and cash management. Rita has a BS in Accounting from Rutgers University and is a licensed CPA.

Ms. O’Connor is qualified to serve on our Board of Directors because of her business and financial experience in the start-up sector.

Edward Haversang has more than 25 years management experience, 17 of which have been in sales management at Praxair, Inc., an $11 billion global industrial gases and chemicals company.  Edward is a seasoned business development professional, interacting with senior level management in large, complex transactions involving technical products and long term supply agreements.  He has also led a number of new product and service launches resulting in significant revenue and profit growth. Edward has also served in key management technical sales positions with Mistras Group, Techcorr USA, Clean Harbors Environmental Services, Control Instruments Corporation, and Teleran Technologies.

Mr. Haversang is qualified to serve on our Board of Directors because of his management experience and as co-founder of the NAC Drive Systems, Inc.

Brian St. Denis has 20 years’ experience in the motion control, defense, and aerospace markets. Thirteen of these were with competitor HD Systems / Harmonic Drive LLC where he held positions including Marketing Manager, Engineering Manager, Director of Sales, and Vice President. Other positions include Product Marketing Manager at Rockwell Automation a global leader in factory automation, and General Manager at Beta Transformer Technology Corporation a leading provider of magnetic products to the defense and aerospace markets. Mr. St. Denis has a BS and MS in Mechanical Engineering from SUNY Stony Brook, and an MBA from Long Island University. He is a Licensed Professional Engineer in New York State.

Mr. St. Denis is qualified to serve on our Board of Directors because of his experience in the harmonic gearing technologies, general and plant management, motion control, and the defense and aerospace markets.

Jose Pujol has 10 years’ experience in operations and finance, import-export, inventory control, technical sales, and international product support, 6 years of which were at Conic Systems/Nireco America where he held the positions of Field Service Engineer, Customer Support Manager, and General Manager. Mr. Pujol is the Director of Operations and Finance for NAC Drive Systems, Inc. and Conic Systems, Inc.  managing accounting and operations. Prior experience was at Nubenco, an international distributor of medical supplies and machinery. As Registration Liaison, Mr. Pujol managed import-export functions between China, the USA, and Latin America and was responsible for ensuring that requisite government regulations in the US and Latin American were met by manufacturers within mainland China. Mr. Pujol holds a BS in Computer Engineering from New Jersey Institute of Technology and is bilingual in English and Spanish.

Mr. Pujol is qualified to serve on our Board of Directors because of his experience in operations, accounting, import-export, inventory control, technical sales, engineering and international product support.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company, and any person contemplated to become such.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2013, and 2012 in all capacities for our executives.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Genovese (1)	2013	50,580	-	-	-	-	-	-	50,580
Chief Executive Officer and President	2012	-	-	-	-	-	-	-	-

Joes Pujol (2)	2013	-	-	-	-	-	-	-	-
Secretary	2012	-	-	-	-	-	-	-	-

Thomas J. Howells (3)	2013	-	-	-	-	-	-	-	-
Former President	2012	-	-	-	-	-	-	-	-

Shelley Goff (4)	2013	-	-	-	-	-	-	-	-
Former Secretary	2012	-	-	-	-	-	-	-	-

(1)
Mr. Genovese was appointed as our Chief Executive Officer and President on April 29, 2014.  The amount set out in the table above for Mr. Genovese for the years 2013 and 2012, reflects compensation paid by NAC, which became our wholly-owned subsidiary on April 29, 2014.

(2)
Mr. Pujol was appointed as our Secretary and Director of Operations and Finance on April 29, 2014.  The amount set out in the table above for Mr. Pujol for the years 2013 and 2012, reflects compensation paid by NAC, which became our wholly-owned subsidiary on April 29, 2014.

(3)	Mr. Howells resigned from his position as President on April 29, 2014.

(4)	Ms. Goff resigned from her position as Secretary on April 29, 2014.

Employment Agreements

We do not have any employee agreements with any of our executive officers.

Outstanding Equity Awards at 2013 Fiscal Year End

On March 14, 2013, the Board of Directors approved the award of 23,000 common shares to a director which will vest upon completion of the Company’s planned equity raise.  Management determined the performance condition to be probable as of December 31, 2013 and the shares were subsequently issued in April 2014.  The shares were valued at $287,500 based on the Company’s stock price and stock compensation expense of $215,625 was recognized for the year ended December 31, 2013.  The unrecognized compensation expense of $71,875 will be recognized over the remaining period of three months.

Director Compensation for Fiscal 2013

We did not pay any of our directors’ compensation for their services as directors in 2013.

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Our executive employment agreements do not call for any potential payments upon termination or change in control.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

The Company recognized revenues for products sold to Conic amounting to $23,496 and $41,281 for the years ended December 31, 2013 and 2012, respectively.  As of December 31, 2013 and 2012, outstanding accounts receivable from Conic for such sales were $2,130 and $0, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee benefits billed to NAC were for personnel who spend a percentage of their time to NAC’s operations.  The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic.   Effective January 2012, the Company and Conic agreed to a fixed monthly fee of $25,000 to cover the above costs.  The outstanding payable to Conic related to the above expenses amounted to $62,573 and $78,834 as of December 31, 2013 and 2012, respectively.  The monthly fixed fee arrangement with Conic was terminated effective September 30, 2013.

On August 24, 2011, the Company entered into an agreement with the CEO to acquire all of his shares in Conic at an agreed consideration of $1,200,000.  The purchase price increases at a rate of 4.875% per year, and both parties have agreed to a ten year payout.   In connection with such agreement, the Company has paid to the CEO $50,300 and $13,200 as of December 31, 2012 and 2011, respectively, which is reported as a deposit in the balance sheets.  Such deposit will be refunded to the Company in the event that the acquisition does not close.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that Rita O’Connor, Edward Haversang and Brian St. Denis are independent directors. We do not have an audit committee, compensation committee or nominating committee. We currently do not have a code of ethics that applies to our officers, employees and director.

ITEM 8. LEGAL PROCEEDINGS

The Company initiated a legal action with the United Patent and Trademark Office to oppose a Trade Mark application by its prime competitor in an attempt by the competitor to trade mark the term “Harmonic Drive.”  The proceeding was in its third year and in March 2014, the Company concluded negotiations.  A global settlement agreement was jointly executed that includes no receipt or payment of any monies by NAC.  A name change for the company is anticipated in 2014 to NAC Drive Systems.  The Company is dropping its opposition to the trade mark in the USA and its competitor is releasing any and all claims globally of alleged trademark infringement. Prior to this proceeding, the Company planned and desired such name change as it encompasses broader drive technologies that are currently under development and does not limit the scope of its technology.  The agreement is global in scope.  The Company pursued the proceeding in order to avoid potential future legal proceedings as it grows.

ITEM 9.        MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock trades on the OTCBB under the symbol LPVO. Prior to the Share Exchange there has not been an established trading market for our common stock. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	2013
	High	Low
1st Quarter ended March 31, 2013	$0.30	0.30
2nd Quarter ended June 30, 2013	$0.30	0.30
3rd Quarter ended September 30, 2013	$0.30	0.30
4th Quarter ended December 31, 2013	$0.30	0.30

	2012
	High	Low
1st Quarter ended March 31, 2012	$0.25	0.25
2nd Quarter ended June 30, 2012	$0.35	0.25
3rd Quarter ended September 30, 2012	$0.35	0.30
4th Quarter ended December 31, 2012	$0.30	0.20

Holders

As of April 29, 2014, there were approximately 1,649 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street” name through brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid dividends on our Common Stock, and our board of directors does not intend to declare or pay any dividends on the Common Stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our Board of Directors may consider to be relevant from time to time.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no equity compensation or similar plans.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this Report, which disclosure is incorporated by reference into this section.

ITEM 11. DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes (the “NRS”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Common Stock at a par value of $0.001 per share and no shares of preferred stock. As of April 29, 2014, 25,000,001shares of our Common Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Dividends

We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of April 29, 2014, we have 1,649 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Registration Rights

In connection with the sale of the Note, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) on April 29, 2014 with the Purchaser, pursuant to which we agreed to register all of the shares of our Common Stock underlying the Notes (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) which may be filed with the Securities and Exchange Commission (the “SEC”) at any time, thirty (30) calendar days following the closing date of the Offering and to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act within ninety (90) days following the closing date of the Offering.

Listing

Our Common Stock is listed on the OTCBB under the symbol “LPVO”.

Transfer Agent and Registrar

Standard Registrar & Transfer Co. Inc. at 12528 South 1840 East, Draper, UT 8402.  Its telephone number is (801) 571-8844.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information concerning the financial information of the Registrant set forth under Item 9.01 of this Report is incorporated by reference.

ITEM 14.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired.

Filed herewith as Exhibit 99.1 to this Report and incorporated herein by reference are the Financial Statements for three months ended March 31, 2014 and 2013 (unaudited) for NAC Drive Systems, Inc and the Financial Statements for the years ended December 31, 2013 and 2012 for NAC Drive Systems, Inc.

(b)  Pro Forma Financial Information.

Filed herewith as Exhibit 99.2 to this Report and incorporated herein by reference is unaudited pro forma combined financial information of LipidViro Tech, Inc. and its subsidiary.

(c)  Shell Company Transactions.

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description
2.1
Share Exchange Agreement by and between LipidViro Tech, Inc., NAC Harmonic Drive, Inc., the principal shareholders of LipidViro Tech, Inc. and the shareholders of NAC Harmonic Drive, Inc., dated April 29, 2014. (1)

4.2	Form of Note (1)
10.1	Form of Securities Purchase Agreement (1)
10.2	Form of Registration Rights Agreement (1)
10.3	Exclusive Manufacturing and Sales Representative and Distributor Agreement, by and between Beijing CTKM Harmonic Drive Co. LTD and NAC Harmonic Drive, Inc. (1)
10.4	Agreement with Chief Executive Officer of Conic Systems Inc. (1)
16.1	Letter from Pritchett, Siler & Hardy, P.C. to the Securities and Exchange Commission dated May 1, 2014. (1)
99.1	Financial Statements of NAC Drive Systems, Inc. for the three months ended March 31, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012.
99.2	Unaudited pro forma combined financial information of LipidViro Tech, Inc. and its subsidiary.

(1)  Filed as an Exhibit on Current Report to Form 8-K with the SEC on May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPIDVIRO TECH, INC.

By:	/s/ Vincent Genovese
Vincent Genovese
President and Chief Executive Officer

Date: May 15, 2014